                         SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ] Confidential, for use of the
[X]  Definitive Proxy Statement               Commission only
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11c  or Rule 14a-12


                    MATTHEWS INTERNATIONAL CORPORATION
              ----------------------------------------------
             (Name of Registrant as Specified In Its Charter)


   ----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
                                                                      ------
    2) Aggregate number of securities to which transaction applies:
                                                                   ---------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                          ----------------------------------
    4) Proposed maximum aggregate value of transaction:
                                                       ---------------------
    5) Total fee paid:
                      ------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
                              ----------------------------------------------
    2) Form, Schedule or Registration Statement No.:
                                                    ------------------------
    3) Filing Party:
                    --------------------------------------------------------
    4) Date Filed:
                  ----------------------------------------------------------

MATTHEWS INTERNATIONAL CORPORATION




                                                      2003

                                                      NOTICE

                                                      OF

                                                      ANNUAL

                                                      MEETING

                                                      AND

                                                      PROXY

                                                      STATEMENT

                                         Matthews International Corporation
                                         Corporate Office
                                         Two NorthShore Center
                                         Pittsburgh, Pennsylvania 15212-5851
                                         412.442.8200       Fax 412.442.8290




                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                          To be held February 13, 2003



To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Thursday, February 13, 2003 at Sheraton Station Square, Seven Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.  To elect one Director of the Company for a term of three years.

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants to audit the records of the Company for the fiscal year ending September 30, 2003.

3.  To transact such other business as may properly come before the meeting.

Shareholders of record as of December 31, 2002 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible. If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.


                                                      Sincerely,


                                                      Edward J. Boyle


                                                      Edward J. Boyle
                                                      Corporate Secretary

January 13, 2003

                    Matthews International Corporation
                           Two NorthShore Center
                        Pittsburgh, PA 15212 - 5851
                              412 / 442-8200


                              PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of the Company whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. This Proxy Statement and the accompanying proxy were first released to shareholders on January 13, 2003.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice. Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders. If any other business should properly come before the meeting, it is the intention of Management that the persons named in the proxy will vote in accordance with their best judgment.



                    OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding: Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting. Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2002 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 31,357,742 shares of Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon. Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the nominee has discretionary authority, but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

             GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE


Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas.


Board Composition

The Restated Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of Directors constituting the full Board, provided that such number shall not be less than five nor more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at seven, divided into three classes. The terms of office of the three classes of Directors end in successive years.

During fiscal year 2002, there were five regularly scheduled meetings of the Board of Directors.


Board Committees

There are three standing committees appointed by the Board of Directors -- the Executive, Audit and Compensation Committees.

Management has the same responsibility to each committee as it does to the Board of Directors with respect to providing adequate staff services and information. Furthermore, each committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the three standing committees are summarized as follows:


Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, change the By-laws of the Company or exercise any authority specifically reserved by the Board of Directors. Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company. In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The Executive Committee holds meetings at such times as are required. During fiscal year 2002, the Executive Committee met a total of six times. The members of the Committee are David M. Kelly (Chairman), David J. DeCarlo and Thomas N. Kennedy.


Audit Committee

The principal function of the Audit Committee is to serve as an independent and objective party to monitor the Company's financial reporting and internal control systems. The Committee periodically reviews and appraises the Company's independent accountants and the Company's internal audit department and serves as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and independent accountants. The Committee is responsible for appointing the Company's independent accountants.

The Committee members are John P. O'Leary, Jr. (Chairman), William J. Stallkamp and Robert J. Kavanaugh. During fiscal year 2002, the Audit Committee met twice.


Compensation Committee

The principal function of the Compensation Committee, the members of which are William J. Stallkamp (Chairman), Robert J. Kavanaugh and John D. Turner, is to review periodically the suitability of the remuneration arrangements (including benefits), other than stock remuneration, for the principal executives of the Company. A subcommittee of the Compensation Committee, the Stock Compensation Committee, the members of which are Messrs. Stallkamp (Chairman), Kavanaugh and Turner, consider and grant stock remuneration and administer the Company's 1992 Stock Incentive Plan. The Compensation Committee met four times during fiscal year 2002.


Meeting Attendance

Under the applicable rules of the Securities and Exchange Commission, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal year 2002, all directors attended more than 75% of such meetings for which they were eligible.


Compensation of Directors

Pursuant to the Director Fee Plan, directors who are not also officers of the Company each receive as an annual retainer fee shares of the Company's Class A Common Stock equivalent to approximately $16,000. In addition, each such director is paid $1,000 for every meeting of the Board of Directors attended and (other than a Chairman) $500 for every committee meeting attended. The Chairman of a committee of the Board of Directors is paid $700 for every committee meeting attended. Directors may also elect to receive the common stock equivalent of meeting fees. Each director may elect to be paid these shares on a current basis or have such shares credited to a deferred stock account as phantom stock. No other remuneration is otherwise paid by the Company to any director for services as a director.

                                 PROPOSAL 1

                            ELECTION OF DIRECTOR

Nominations for election to the Board of Directors may be made by the Board of Directors or by the shareholders. William J. Stallkamp, whose term of office is expiring, has been nominated by the Board to serve for a three-year term that will end in 2006. Nominations made by the shareholders shall be made in writing in accordance with Section 6.1 of the Restated Articles of Incorporation. No such nominations have been received. Thomas N. Kennedy, whose term of office is also expiring, will be retiring from the Board upon the expiration of his term in February 2003.

The Board of Directors has no reason to believe that the nominee will become unavailable for election. If the nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend.

The Board of Directors recommends that you vote FOR the election of Director.

The following information is furnished with respect to the person nominated by the Board of Directors for election as a director and with respect to the continuing directors.


Nominee

William J. Stallkamp, age 63, has been a Director of the Company since 1981. Mr. Stallkamp was a Vice Chairman of Mellon Financial Corporation, a financial services company, in Pittsburgh, PA and Chairman and Chief Executive Officer of Mellon PSFS in Philadelphia, PA until his retirement on January 1, 2000. Until January 2002, he was a fund advisor and Chairman of the Operations Group at Safeguard Scientifics, Inc., a technology company. Currently, he is Managing Partner of Penn Hudson Financial Group, a private investment bank in Philadelphia. He received a Bachelor of Science Degree in Business Administration from Miami University of Oxford, Ohio. He serves as a Director of W.J. Cowee, Inc., United Concordia Companies, Inc., Akcelerant Holdings, Inc., Highmark Blue Cross/Blue Shield and The Smithers-Oasis Company. He also serves as the Chairman of the Board of Directors for YMCA of Philadelphia and Vicinity. He is a member of the Board of the Southeastern Pennsylvania Chapter of the American Red Cross and the Franklin Institute and Gwynedd - Mercy College.


Continuing Directors

David M. Kelly, age 60, was elected Chairman of the Board on March 15, 1996. He joined Matthews on April 3, 1995 as President and Chief Operating Officer and was appointed Chief Executive Officer on October 1, 1995. Prior to his employment with Matthews, Mr. Kelly was employed by Carrier Corporation for 22 years. During that time, his positions included Marketing Vice President for Asia Pacific; President of Japanese Operations; Vice President, Manufacturing; President of North American Operations; and Senior Vice President for Carrier's residential and light commercial businesses. Mr. Kelly received a Bachelor of Science in Physics from Boston College in 1964, a Master of Science Degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. He is Chairman of the Executive Committee and the Jas. H. Matthews & Co. Educational and Charitable Trust, a member of the Pension Board, and serves on the boards of various subsidiaries of Matthews International Corporation. Mr. Kelly is a member of the Board of Directors of DQE, Inc., Mestek, Inc., Elliott Company, and the United Way of Allegheny County.

David J. DeCarlo, age 57, is President, Bronze Division and has been a Director of the Company since 1987. He was elected President, Bronze Division in November 1993. Mr. DeCarlo received a Bachelor of Science Degree in Industrial Management from West Virginia University in 1967, a Master of Arts Degree in Economics and Statistics from the University of Pennsylvania in 1970, and an M.B.A. in Finance from the University of Pennsylvania Wharton School of Finance in 1971 where he also completed all the required courses for a Ph.D. in Applied Economics and Finance. Prior to joining Matthews, Mr. DeCarlo held various management positions with Reynolds Aluminum Company, Westinghouse Electric Corporation, and Joy Manufacturing Company where his last position was Vice President of Field Operations.

Robert J. Kavanaugh, age 65, has been a Director of the Company since 1998. Mr. Kavanaugh is a retired partner of the Pittsburgh office of Arthur Andersen LLP, an accounting firm. Mr. Kavanaugh has more than 38 years of experience assisting clients in numerous industries and has extensive experience in public reporting, SEC related matters, and mergers and acquisitions.
Mr. Kavanaugh served as the advisory partner to a number of major clients, both public and private. Mr. Kavanaugh retired from Arthur Andersen LLP in August 1996.

John P. O'Leary, Jr., age 56, has been a Director of the Company since 1992. Mr. O'Leary was appointed Senior Vice President, SCA North America, a packaging supplier, in May 2002. Prior thereto, he was President and Chief Executive Officer of Tuscarora Incorporated ("Tuscarora"), a wholly-owned subsidiary of SCA Packaging International B.V. and a division of SCA North America. Tuscarora is a leading producer and manufacturer of custom design protective packaging. Preceding SCA's acquisition of Tuscarora, Mr. O'Leary served as Chairman of Tuscarora's Board of Directors. Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of the Beaver County Educational Trust and is a Trustee of Gettysburg College.

John D. Turner, age 56, was elected to the Board of Directors of the Company in April 1999. Mr. Turner has been Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products and wholly-owned subsidiary of The LTV Corporation, since December 2001.
Prior thereto, Mr. Turner had been Executive Vice President and Chief Operating Officer of The LTV Corporation, an integrated steel producer, and President of LTV Copperweld. Mr. Turner was previously President and Chief Executive Officer of Copperweld Corporation. He joined Copperweld in 1984 as Group Vice President - Marketing & Sales and later held the positions of Group Vice President - Specialty Bar & Tubing and Executive Vice President. Mr. Turner received a Bachelor's Degree in Biology from Colgate University. He currently serves on the Board of Directors of DQE, Inc., the Coalition of Christian Outreach, and Greater Pittsburgh Council, Boy Scouts of America.
Mr. Turner is also a member of the Advisory Board of the Fellowship of Christian Athletes. He also serves on the national Board of Directors of the Council of Leadership Foundations.

The term for each nominee and Director is listed below:

                                                 Term to expire at Annual
Nominee                                         Meeting of Shareholders in:

William J. Stallkamp                                       2006


Continuing Directors

David J. DeCarlo                                           2004
Robert J. Kavanaugh                                        2004
John P. O'Leary, Jr.                                       2004

David M. Kelly                                             2005
John D. Turner                                             2005




                                  PROPOSAL 2

                             SELECTION OF AUDITORS

The Audit Committee of the Company's Board of Directors has appointed PricewaterhouseCoopers LLP as independent certified public accountants to audit the records of the Company for the year ending September 30, 2003.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of alternative independent certified public accountants will be considered by the Audit Committee.

It is not expected that any representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 2.




                               OTHER INFORMATION

Certain Reportable Transactions

The Securities and Exchange Commission requires disclosure of certain business transactions or relationships between the Company, or its subsidiaries, and other organizations with which any of the Company's directors are affiliated as an owner, partner, director, officer or employee. Briefly, disclosure is required where such a business transaction or relationship meets the standards of significance established by the Securities and Exchange Commission with respect to the types and amounts of business transacted. The Company is aware of no transaction requiring disclosure pursuant to this item during the past fiscal year.

Stock Ownership

The Company's Articles of Incorporation divide its voting stock into three classes: Preferred Stock and Class A and Class B Common Stock. At the present time, none of the Preferred Stock is issued or outstanding. In addition, in September 2001, all outstanding shares of Class B Common Stock were automatically converted to an equivalent number of Class A shares. The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Class A Common Stock of the Company, and with respect to directors, officers and executive management. Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information is as of November 30, 2002.
                                                     Number of
                                                  Class A Shares
    Name of                                        Beneficially       Percent
Beneficial Owner (1)                                 Owned (2)        of Class
----------------                                  --------------      --------
Directors, Officers and Executive Management:
--------------------------------------------
D.M. Kelly                                            613,654 (3)        1.9%
J.C. Bartolacci                                        69,566 (3)        0.2
E.J. Boyle                                            159,000 (3)        0.5
D.J. DeCarlo                                          894,376 (3)        2.8
R.J. Kavanaugh                                          2,000             *
T.N. Kennedy                                           60,000            0.2
J.P. O'Leary, Jr.                                      23,824            0.1
R.J. Schwartz                                         116,950 (3)        0.4
W.J. Stallkamp                                         12,000             *
J.D. Turner                                             4,000             *
All directors, officers and executive
 management as a group (15 persons)                 2,108,928 (3)        6.5

Others:
------
Ariel Capital Management, Inc.
 200 East Randolph Drive, Suite 2900
 Chicago, IL 60601                                  3,672,925           11.7
T. Rowe Price Associates, Inc.
 100 East Pratt Street
 Baltimore, MD 21202                                3,133,700           10.0
Neuberger Berman, LLC
 605 Third Avenue
 New York, NY 10158                                 2,313,682            7.4


 *   Less than 0.1%

(1) Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Registrant.

(2) The nature of the beneficial ownership for all shares is sole voting and investment power, except as follows:
       Mr. Schwartz has sole voting power except for 80 shares held by
         Mr. Schwartz as custodian for daughter.
       Ariel Capital Management, Inc. has no beneficial interest in any of the 3,672,925 shares owned. Ariel Capital Management, Inc. holds the shares solely for its clients of whom none of them individually owns 5% or more of Matthews International Corporation common stock. Ariel Capital Management, Inc., in its capacity as investment advisor, has sole voting power for 3,338,625 shares and sole investment discretion for 3,672,925 shares.
       Shares held by T. Rowe Price Associates, Inc. ("Price Associates") are owned by various individual and institutional investors, including
         T. Rowe Price Small-Cap Stock Fund, Inc. (which owns 1,733,100 shares), for which Price Associates serves as investment advisor with power to direct investments and/or power to vote the shares. For purposes of the reporting requirements of the Securities Exchange
         Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. Price Associates has sole dispositive power for 3,133,700 shares and sole voting power for 949,200 shares.
       Neuberger Berman, LLC ("NB"), as a registered investment advisor, may have discretionary authority to dispose of or to vote shares that are under its management. As a result, NB may be deemed to have beneficial ownership of such shares. NB does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. As of November 30, 2002, of the shares set forth in the table, NB had shared dispositive power with respect to 2,313,682 shares, sole voting power with respect to 166,500 shares and shared voting power on 1,427,700 shares. With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purpose of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the shares. NB is the sub-advisor to the above referenced Funds. It should be further noted that the above mentioned shares are also included with the shared power to dispose calculation.
(3) Includes options exercisable within 60 days of November 30, 2002 as follows: Mr. Kelly, 458,200 shares; Mr. Bartolacci, 63,566 shares;
     Mr. Boyle, 86,000 shares; Mr. DeCarlo, 314,667 shares; Mr. Schwartz, 92,666 shares; and all directors and officers as a group, 1,078,766 shares.


Changes in Control:

The Company knows of no arrangement which may, at a subsequent date, result in a change in control of the Company.

Executive Management

The Executive Management of the Company as of December 31, 2002 was as
follows:
                              Year First
                              Elected as
Name                    Age  an Executive  Positions with Registrant
----                    ---  ------------  -------------------------
David M. Kelly           60      1995      President and Chief Executive
                                           Officer
Joseph C. Bartolacci     42      2002      President, Matthews Europe
Edward J. Boyle          56      1991      Chief Financial Officer,
                                           Secretary and Treasurer
David J. DeCarlo         57      1986      President, Bronze Division
Brian J. Dunn            45      2000      President, Marking Products
                                           Division
Lawrence W. Keeley, Jr.  41      2000      President, Graphic Systems Division
Jonathan H. Maurer       47      2002      President, York Casket Division
Steven F. Nicola         42      1995      Vice President, Accounting &
                                           Finance
Paul F. Rahill           46      2002      President, Cremation Division
Robert J. Schwartz       55      1998      Group President, Graphic Systems &
                                           Marking Products Divisions

During the past five years, the business experience of each executive named has been as reflected above or in a management capacity with the Company, except as follows. Mr. Dunn joined the Company in November 1998. Prior thereto, he was a regional sales manager for the Automation Division of Rockwell International Corporation, an industrial automation company. Mr. Keeley joined the Company in September 1999. Prior thereto, he was a Vice President for Container Graphics Corporation, a provider of printing plates, cutting dies and services to the packaging industry. Mr. Maurer joined the Company in April 2002. He had been an independent business consultant since April 2000 and a Senior Vice President of Calgon Carbon Corporation, a supplier of purification systems, prior thereto. Mr. Rahill rejoined the Company in October 2002. He previously was President of Industrial Equipment and Engineering Company (a wholly-owned subsidiary of Matthews International Corporation) until his retirement in April 2000. He performed independent consulting services from April 2000 until October 2002.

Compensation of Executive Management and Retirement Benefits

The following table sets forth the individual compensation information for the fiscal years ended September 30, 2002, 2001 and 2000 for the Company's Chief Executive Officer and the four most highly compensated executives.

                                SUMMARY COMPENSATION TABLE

                                          Annual                Long-Term
                                       Compensation           Compensation
                                     -----------------   -----------------------
                                                           Awards       Payouts
                                                           ------       -------       All
                                                         Securities                  Other
Name of Individual                                       Underlying       LTIP      Compen-
and Principal Position      Year      Salary     Bonus     Options      Payouts      sation
----------------------      ----     -------    -------  ----------    ---------    -------
                                                  (1)     (Shares)        (2)         (3)
David M. Kelly              2002    $412,002   $422,642    140,000     $550,000     $   204
Chairman of the Board and   2001     376,506    385,365    112,000      262,878       1,195
Chief Executive Officer     2000     367,117    360,585       None      736,928         117

David J. DeCarlo            2002     250,245    177,282     38,000      217,841       1,892
Director and President,     2001     238,380    174,685     28,000      372,415       1,564
Bronze Division             2000     236,095    163,498      None       761,709       1,492

Edward J. Boyle             2002     200,250    124,200     35,000      124,909       1,472
Chief Financial Officer,    2001     174,300    109,876     26,000      114,639         990
Secretary and Treasurer     2000     160,232     94,876      None       190,292       2,142

Joseph C. Bartolacci        2002     166,050     85,000     18,000       88,741      39,330
President, Matthews Europe

Robert J. Schwartz          2002     183,255      4,228     30,000        None        3,661
Group President, Graphic    2001     165,450      2,771     24,000       90,770       4,432
Systems & Marking           2000     139,913     85,646     10,000      118,929       3,189
Products Divisions

(1)  Includes the current portion of management incentive plan and supplemental management incentive payments.  The Company has adopted a management incentive plan for officers and key management personnel.  Participants in such plan are not eligible for the Company's profit distribution plan.  The incentive plan is based on improvement in divisional and
     Company economic value added and the attainment of established personal goals.  A portion of amounts earned are deferred by the Company and are payable with interest at a market rate over a two-year period contingent upon economic value added performance and continued
     employment during such period.  See Long-Term Incentive Plans - Awards in Last Fiscal Year
     table.  In addition, payments include a supplement in amounts which are sufficient to pay annual interest expense on the outstanding notes of management under the Company's
     Designated Employee Stock Purchase Plan and to pay medical costs which are not otherwise covered by a Company plan.
(2)  Represents payments of deferred amounts under the management incentive plan.



(3)  Includes premiums for term life insurance and educational assistance for dependent children.
     Each officer of the Company is provided term life insurance coverage in an amount equivalent to approximately three times their respective salary.  Educational assistance for dependent children is provided to any officer or employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Amounts reported in this column include only life insurance benefit costs, except for Mr. Bartolacci and Mr. Schwartz.  In fiscal years 2002, 2001 and 2000, Mr. Schwartz received $2,400, $3,600 and $2,400, respectively, under the educational assistance program.  The amount reported in this column for Mr. Bartolacci includes supplemental compensation of $38,886 to cover expenses while on an international assignment.

The Summary Compensation Table does not include expenses of the Company for incidental benefits of a limited nature to executives, including the use of Company vehicles, club memberships, dues, or tax planning services. The Company believes such incidental benefits are in the conduct of the Company's business; but, to the extent such benefits and use would be considered personal benefits, the value thereof is not reasonably ascertainable and does not exceed, with respect to any individual named in the Summary Compensation Table, the lesser of $50,000 or 10% of the annual compensation reported in such table.


             Long-Term Incentive Plans - Awards in Last Fiscal Year

                                           Performance          Estimated Future
                                            or Other             Payouts Under
                         Number              Period             Non-Stock Price-
                        of Shares             Until               Based Plans
                        or Other            Maturation          ----------------
Name                     Rights             or Payout               Maximum
-------------          ----------          -----------          ----------------
D.M. Kelly                 -                 2 Years               $ 441,867
D.J. DeCarlo               -                 2 Years                 180,653
E.J. Boyle                 -                 2 Years                 130,088
J.C. Bartolacci            -                 2 Years                  89,018
R.J. Schwartz              -                    -                      None

The Company has a management incentive plan based on improvement in divisional and
Company economic value added and the attainment of established personal goals.  A portion of amounts earned are deferred by the Company and are payable with interest at a market rate over a two-year period contingent upon economic value added performance and continued employment during such period.  Payment of these amounts may be subject to further deferral by the Company under the deferred compensation provisions of the management incentive plan.

                    Option/SAR Grants in Last Fiscal Year

                                                                      Potential Realized
                                                                       Value at Assumed
                                                                       Annual Rates of
                                                                         Stock Price
                                                                       Appreciation for
                       Individual Grants (1)                             Option Term
-----------------------------------------------------------------   ----------------------
                                Percent
                               of Total
                  Number of     Options
                 Securities   Granted to   Exercise
                 Underlying    Employees    or Base
                   Options     in Fiscal     Price     Expiration
Name               Granted       Year      per Share      Date          5%          10%
--------------   ----------   ----------   ---------   ----------   ----------   --------
D.M. Kelly         140,000       34.4%      $24.37      1/17/12     $2,145,663  $5,437,531
D.J. DeCarlo        38,000        9.3        24.37      1/17/12        582,394   1,475,901
E.J. Boyle          35,000        8.6        24.37      1/17/12        536,416   1,359,383
J.C. Bartolacci     18,000        4.4        24.37      1/17/12        275,871     699,111
R.J. Schwartz       30,000        7.4        24.37      1/17/12        459,785   1,165,185

(1)  All options were granted at market value as of the date of grant.  Options are exercisable in various share amounts based on the attainment of certain market value levels of Class A Common Stock, but, in the absence of such events, are exercisable in full for a one-week period beginning five years from the date of grant.  In addition, options vest in one-third increments after three, four and five years, respectively, from the grant date (but, in any event, not until the attainment of the certain market value levels described above).  The options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                            Number of              Value of Unexercised
                 Shares                Securities Underlying       In-the-Money Options
                Acquired                Unexercised Options         at Fiscal Year End
                   On      Value    --------------------------  --------------------------
Name            Exercise  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
--------------- --------  --------  -----------  -------------  -----------  -------------
D.M. Kelly      183,800  $3,330,895   514,867       645,333     $6,931,949    $4,817,927
D.J. DeCarlo    300,000   5,241,688   299,334       264,666      4,195,183     2,125,074
E.J. Boyle      130,000   2,104,391    52,000       189,000        488,237     1,522,110
J.C. Bartolacci  79,767   1,393,963    16,900        93,333        182,267       828,306
R.J. Schwartz    84,000   1,643,552    61,334        98,666        778,717       725,014

Report of the Compensation Committee

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of three independent, non-employee directors: Messrs. Stallkamp (Chairman), Kavanaugh and Turner. Executive compensation for the Company's chief executive officer and the four other most highly compensated executives is presented in the Summary Compensation Table.


Objectives and Policies

The Compensation Committee seeks to:
..  Ensure that there is a strong linkage between executive compensation and the creation of shareowner value;
..  Align the interests of the Company's executives with those of its stockholders through potential stock ownership;
.. Ensure that compensation and incentives are at levels which enable the Company to attract and retain high-quality executives.

Components of Compensation

The Company's executive compensation program presently is comprised of three elements: base salary, annual incentives (bonuses) and stock options. An executive compensation consulting firm is periodically engaged to provide comparative market compensation data. The Company endeavors to determine that executives' base salary levels and opportunities for incentive compensation are competitive in the marketplace.


Base Salary

The objective of the base salary policy is to provide income at a median level in comparison to a peer group and to reflect individual performance. An outside consulting firm specializing in such services is retained periodically to compare executives' responsibilities with a peer group of other corporations whose annual revenues range between $250 million and $500 million. Accordingly, base salaries of executives for calendar 2002 were increased over calendar 2001 to reflect competitive market pay practices.


Annual Incentive Compensation (Bonuses)

Annual incentive payments paid to executives in 2002 were based upon the improvement in economic value added over the prior two years' base. Economic value added is defined for this purpose as operating profit less the associated capital cost of operating assets. The incentive pools are determined based upon a percentage of absolute economic value added plus a percentage of the incremental economic value added over a two-year base. The incentive pools are distributed to individuals based upon each participant's target incentive and performance relative to achievement of personal goals. Earned incentive awards that exceed target levels are deferred and paid in the subsequent two fiscal years. Payment of deferred amounts may be subject to further deferral by the Company under the deferred compensation provisions of the management incentive plan. In 2002, certain executives received a payout of fifty percent of incentive award amounts earned and deferred from fiscal years 2001 and 2000. The remaining fifty percent earned in fiscal 2001 is payable in 2003 contingent upon economic value added performance and continued employment (except in the event of death or retirement) during fiscal 2003.

In fiscal 2002, certain executives earned incentive awards in excess of target levels. Amounts in excess of target have been deferred and are payable contingent upon economic value added performance and continued employment (except in the event of death or retirement) during fiscal years 2003 and 2004.

Stock Options

Stock options, which are an integral part of incentive compensation for the executives of the Company, serve to encourage share ownership by Company executives and thus align the interests of executive management and shareholders. The Stock Compensation Committee (Messrs. Stallkamp, Kavanaugh and Turner) makes periodic grants of stock options to executives and other key employees of the Company to foster a commitment to increasing long-term shareholder value. During fiscal 2002, certain executives and other management personnel were granted nonstatutory stock options to purchase a combined total of 459,700 shares of the Company's stock at fair market value at the time of the grants.

Report on 2002 CEO Compensation

The chief executive officer's compensation is established based on the philosophy and policies enunciated above for all executive management. This includes cash compensation (base salary and annual cash incentive payouts) and long-term incentives (stock option awards). In calendar 2002, Mr. Kelly's base salary was increased 10.5 percent. The percentage increase for Mr. Kelly and certain other members of executive management was primarily related to the increase in annual revenue for the Company as a result of recent acquisitions. Mr. Kelly's annual incentive paid in 2002 was based upon the annual incentive plan described above. Mr. Kelly was granted 140,000 non-statutory stock options in fiscal 2002 under the 1992 Stock Incentive Plan to further align his long-term interests with those of the Company's shareholders.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based. Certain of the provisions in the Company's 1992 Stock Incentive Plan, as amended, are intended to cause grants of stock options under such plan to be eligible for this performance-based exception (so that compensation upon exercise of such options should be deductible under the Code). Payments of cash compensation to executives (and certain other benefits which could be awarded under the plan, such as restricted stock) are not at present eligible for this performance-based exception. The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Company's executive compensation program. Compensation paid to the Chief Executive Officer and any of the other four highest compensated executives has not exceeded $1 million in any taxable year.

                                        Compensation Committee:

                                        W.J. Stallkamp, Chairman
                                        R.J. Kavanaugh
                                        J.D. Turner
December 17, 2002

                 COMPARISON OF FIVE-YEAR CUMULATIVE RETURN *
                  AMONG MATTHEWS INTERNATIONAL CORPORATION,
                 S&P 500 INDEX AND S&P SMALLCAP 600 INDEX **



                                        S&P 500                S&P SmallCap
Year           Matthews                  Index                  600 Index
----           --------                 -------                ------------
1997             $100                    $100                      $100
1998              127                     109                        82
1999              154                     139                        97
2000              151                     158                       121
2001              227                     116                       109
2002              242                      93                       108

*  Total return assumes dividend reinvestment
** Fiscal year ended September 30


Note:
Performance graph assumes $100 invested on October 1, 1997 in Matthews International Corporation common stock, Standard & Poor's (S&P) 500 Index and S&P SmallCap 600 Index Index. The results are not necessarily indicative of future performance. The Company changed to the S&P SmallCap 600 Index from the S&P Manufacturing (Diversified) Index because the latter index is no longer published.


















Retirement Plans

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35 years). The plan is an insured, defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors. Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years). Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan do not vest until age 55 and the attainment of 15 years of continuous service. However, in order to recruit Mr. Kelly, the Company waived such minimum service requirement with respect to Mr. Kelly. No benefits will be payable under such supplemental plan following the voluntary employment termination or death of any such individual. The Supplemental Retirement Plan is unfunded; however, a provision has been made on the Company's books for the actuarially computed obligation.

The following table shows the total estimated annual retirement benefits payable at normal retirement under the above plans for the individuals named in the Summary Compensation Table at the specified executive remuneration and years of continuous service:

                                     Years of Continuous Service
     Covered            ----------------------------------------------------
   Remuneration            15         20         25         30         35
------------------      --------   --------   --------   --------   --------
     $125,000           $ 34,688   $ 46,250   $ 57,813   $ 69,375   $ 80,938
      150,000             41,625     55,500     69,375     83,250     97,125
      175,000             48,563     64,750     80,938     97,125    113,313
      200,000             55,500     74,000     92,500    111,000    129,500
      250,000             69,375     92,500    115,625    138,750    161,875
      300,000             83,250    111,000    138,750    166,500    194,250
      400,000            111,000    148,000    185,000    222,000    259,000
      500,000            138,750    185,000    231,250    277,500    323,750
      600,000            166,500    222,000    277,500    333,000    388,500
      700,000            194,250    259,000    323,750    388,500    453,250
      800,000            222,000    296,000    370,000    444,000    518,000
      900,000            249,750    333,000    416,250    499,500    582,750

The table shows benefits at the normal retirement age of 65, before applicable reductions for social security benefits. The Employee Retirement Income Security Act of 1974 places limitations, which may vary from time to time, on pensions which may be paid under federal income tax qualified plans, and some of the amounts shown on the foregoing table may exceed the applicable limitation. Such limitations are not currently applicable to the Company's Supplemental Retirement Plan.

Estimated years of continuous service for each of the individuals named in the Summary Compensation Table, as of October 1, 2002 and rounded to the next higher year, are: Mr. Kelly, 8 years; Mr. DeCarlo, 18 years; Mr. Boyle, 16 years; Mr. Bartolacci, 6 years; and Mr. Schwartz, 6 years.

Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of three independent directors. The Committee operates under a written charter adopted by the Company's Board of Directors.

Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee is responsible for reviewing the Company's financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, "Communication With Audit Committees" and SAS No. 90, "Audit Committee Communications."

The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions With Audit Committees," and the Committee discussed with the independent accountants that firm's independence.

The Committee discussed with the Company's internal and independent auditors the overall scope and plan for their respective audits. The Committee meets with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Committee's discussions referred to above and the Committee's review of the report of the independent accountants on the consolidated financial statements of the Company for the year ended September 30, 2002, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the Securities and Exchange Commission.


                                        Audit Committee:

                                        J.P. O'Leary, Jr., Chairman
                                        R.J. Kavanaugh
                                        W.J. Stallkamp
December 17, 2002

Relationship with Independent Accountants

PricewaterhouseCoopers LLP ("PwC") has been the independent accountants performing the audits of the consolidated financial statements of the Company
since 1983.   PwC periodically changes the personnel assigned to the annual audit engagements. In addition to performing the audit of the Company's consolidated financial statements, PwC provided various other services during fiscal 2002. The aggregate fees billed for fiscal 2002 for each of the following categories of services are set forth below:

Audit fees (includes audit and reviews of the
 Company's fiscal 2002 financial statements)                   $335,156

All other fees                                                 $378,624

PwC did not provide any services related to financial information systems design and implementation during fiscal 2002. All other fees include (i) domestic and foreign tax work, (ii) acquisitions due diligence review and related filings, and (iii) evaluating the effects of various accounting issues and changes in professional standards.

The Audit Committee reviews summaries of services provided by PwC and the related fees and has considered whether the provision for non-audit services is compatible with maintaining the independence of PwC.



                 SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2004 Annual Meeting of Shareholders. To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 15, 2003.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such
Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09. This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 1, 2003 for the Company's Annual Meeting in 2004. Any shareholder proposal received by the Secretary of the Company after December 1, 2003 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.



                                OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by
the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Fifth Third Bancorp. A copy of the Company's Annual Report for 2002 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                         By Order of The Board of Directors

                                         Edward J. Boyle

                                         Edward J. Boyle
                                         Corporate Secretary

                                                                  APPENDIX A
                                    NOTICE

        Please note the location and time of the Shareholders' Meeting.

              Date:      Thursday, February 13, 2003
              Time:      6:00 PM
              Location:  Sheraton Station Square, Pittsburgh, PA



                      MATTHEWS INTERNATIONAL CORPORATION

                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                         To be held February 13, 2003

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Thursday, February 13, 2003 at Sheraton Station Square, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth above.

Shareholders of record at the close of business on December 31, 2002 will be entitled to vote at the Annual Meeting or any adjournments thereof.


------------------------------------------------------------------------------

                                    PROXY
                      MATTHEWS INTERNATIONAL CORPORATION

I hereby appoint David M. Kelly and Edward J. Boyle and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

[X]  Please mark your votes as in this example.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS.

1.  Election of Director         NOMINEE:  William J. Stallkamp
                         [ ]  FOR       [ ]  WITHHELD

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants to audit the records of the Company for the fiscal year ending September 30, 2003.
                [ ]  FOR       [ ]  AGAINST      [ ]  ABSTAIN

3.  To transact such other business as may properly come before the meeting.

I plan to attend the meeting.  [ ]

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                     USING THE ENCLOSED PREPAID ENVELOPE

MATTHEWS INTERNATIONAL CORPORATION
c/o Corporate Trust Services
Mail Drop 10AT66 - 4129
38 Fountain Square Plaza
Cincinnati, OH  45202















------------------------------------------------------------------------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.







                       ----------------------------------------------------

                       ----------------------------------------------------
                       SIGNATURE(S)                                DATE